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                                                                   EXHIBIT 2.1



                        TRINITY MANAGEMENT COMPANY, INC.
                                807 STUART LANE
                           BRENTWOOD, TENNESSEE 37027

                                 April 14, 1999



Wall Street Deli, Inc.
One Independence Plaza
Suite 100
Birmingham, Alabama  35209

Gentlemen:

         This letter will amend and modify the terms of the letter dated February 23, 1999 (the "Letter of Intent"), between Trinity Management Company, Inc. ("Trinity") and Wall Street Deli, Inc. ("WSDI") with respect to the acquisition (the "Acquisition") by Trinity or one of its affiliates of all of the issued and outstanding common stock, $.05 par value per share (the "Deli Shares"), of WSDI for cash consideration of $5.50 per Deli Share. Capitalized terms not otherwise defined in this letter shall have the meanings ascribed to them in the Letter of Intent.

         Trinity and WSDI hereby agree to extent the Acquisition Agreement Date from April 15, 1999 until April 22, 1999.

         Except as modified in this letter, the terms and provisions of the Letter of Intent remain in full force and effect. Please indicate your agreement with the foregoing by signing a copy of this letter in the space indicated below and returning it to the undersigned.

                                        Very truly yours,

                                        TRINITY MANAGEMENT COMPANY, INC.



                                        By:  /s/ W. Craig Barber
                                           ------------------------------------
                                                 W. Craig Barber, President

ACCEPTED AND AGREED TO:
WALL STREET DELI, INC.

By:      /s/  Jeffrey V. Kaufman
   --------------------------------
Title:     President
      -----------------------------
Date:     4/15/99
      -----------------------------



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